SECURITIES AND EXCHANGE COMMISSION
                     WASHINGTON, D.C. 20549


                             FORM 8-K


                            CURRENT REPORT

   Pursuant to Section 13 or 15(d) of the Securities Exchange Act Of 1934


   Date of Report (Date of Earliest Event Reported)        May 7, 1997


                        QUADRAX CORPORATION
         (Exact Name of Registrant as Specified in Charter)


       Delaware			                  	0-16052		         	  	05-0420158
  (State or Other Jurisdictio	  (Commission File Number)		(IRS Employer
     of Incorporation)	  							                          	Identification No.)


   300 High Point Avenue,  							Portsmouth, RI                  02871
     (Address of Principal Executive Offices)					     		         (Zip Code)


    Registrant's telephone number, including area code  (401) 683-6600




  Item 2. Acquisition of Assets.

   	Effective May 7, 1997, the registrant (the "Company") acquired sole ownership of Victor Electric Wire & Cable Corporation ("Victor") by means of the purchase of all of the issued and outstanding stock of Victor's holding-company parent from the former owner.

   	Victor, located in West Warwick, Rhode Island, manufactures and sells electric power cordsets and interconnect cables, primarily for the original equipment manufacturers of small appliances. The Company intends to continue the business currently conducted by Victor. Victor had net sales of approximately $18,000,000 in the fiscal year ended December 31, 1996. Victor operates out of a leased facility containing approximately 200,000 square feet, leased from a third-party landlord at an annual rental of approximately $240,000. Such lease expires December 31, 2001.

   	The purchase price for Victor consisted of $720,000 cash and the assumption of approximately $2,800,000 in existing bank debt. The existing bank debt was refinanced at closing by means of Victor entering into a new revolving and term credit agreement with Congress Financial Corporation (New England) ("Congress"). The loan agreement with Congress provides for a three-year revolving credit facility of up to $3,550,000 drawable against a percentage of accounts receivable and inventory, a $950,000 fully amortizing five year term loan and an equipment financing facility of up to $500,000, also based upon a five year fully-amortizing repayment schedule. All of such loans bear interest at a rate of prime plus 1.5%. The Company has guaranteed all of the obligations of Victor to Congress.



   	Terms of the purchase were determined by arm's length negotiations between the Company and the seller, which had no prior business or personal relationships.

   	The source of the funds for the cash portion of the purchase price was a portion of the net proceeds from the Company's February 1997 private placement of convertible debentures.




ITEM 7.  Financial Statements and Exhibits.


	The appropriate financial statements and exhibits will be filed by amendment to this Current Report within the applicable time limit:

	(a)  Financial Statements of Victor Electric Wire and Cable
Corporation:

	(b)  Pro Forma Financial Statements of Quadrax Corporation:

	(c)  Exhibits.

		None





                            Signatures

 	Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.


  Quadrax Corporation, a Delaware Corporation

  By:     /s/ James J. Palermo
	             James J. Palermo, Chairman and
             	Chief Executive Officer


  By:     /s/ Edward A. Stoltenberg
             	Edward A. Stoltenberg, Chief Financial Officer
             	and Principal Accounting Officer



  Date:  May 15, 1997